For immediate release:

Contact: Robert May 281-876-0080

Ivy Steel & Wire Expands Welded Wire Reinforcing Production Capacity

HOUSTON (April 21, 2005)...Ivy Steel & Wire, a division of MMI Products, Inc. announces plans to open a second welded wire reinforcing (WWR) manufacturing facility in Houston, Texas.  This additional 155,000 square foot facility will house the latest state-of-art welding machines, adding significant structural WWR capacity as well as additional concrete pipe reinforcing capacity to the region.  Shipments from this facility are scheduled to begin in July 2005.

 This latest announcement is part of a major expansion program begun in 2004 and comes on the heels of a 15,000 ton capacity addition of concrete pipe and structural WWR in Ivy's St. Joseph, Missouri facility.  A new additional light wire welder was installed at Ivy's Tampa, Florida facility in late 2004 and another similar machine will be brought on-line by mid year 2005.  As well, a major equipment upgrade and capacity addition is underway at Ivy's Hazleton, Pennsylvania facility.  An expansion project bringing significant new WWR capacity to West Coast markets is in the final planning stage.

 According to Ivy's President Mike McCall, "Ivy is committed to providing the reinforced concrete construction industry with the highest level of customer service and product quality.  We will continue to increase the scope of our product offerings and the level of technical expertise we provide to our customers."

 Ivy Steel & Wire is the largest U.S. manufacturer of welded wire reinforcing products for the concrete construction industry.  With the addition of its eighth plant, Ivy is capable of providing the most extensive range of both standard and custom WWR products in the industry.

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